UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9931 Franklin Avenue Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2009, Rubicon Technology, Inc. (the “Company”) accepted the resignation of Happy R. Hewes, the Company’s senior vice president of sales and marketing. Upon effectiveness of Mr. Hewes resignation, Dr. Sunil Phatak will succeed Mr. Hewes as the head of sales and marketing under the direction of Raja M. Parvez, the Company’s president and chief executive officer. Dr. Phatak has served as VP-Engineering and Product Development for the Company since February 2006. Prior to joining the Company, he served in a variety of product realization and sales and marketing roles at AT&T Microelectronics and Lucent Network Systems, where he won accolades and highest recognition for outstanding contributions to sales revenue growth for Global Equipment Markets at Lucent Network Systems. He holds Master’s degrees in Applied Physics from the University of Indore and in Materials Science from IIT Kanpur in India, and earned a Ph.D. in Electrical Engineering from Cornell University.

Mr. Hewes’s resignation will be effective October 30, 2009. In lieu of any other payments under the employment agreement dated March 29, 2004 and the severance agreement dated September 8, 2005, Mr. Hewes will receive salary continuation at his base rate of pay until April 30, 2010, for a total of $98,280 (less required withholding and authorized deductions) He will have the opportunity to elect COBRA continuation health care coverage for the period provided by law, and the Company shall pay COBRA premiums through April 30, 2010, or until he earlier becomes covered by any other group health plan. Mr. Hewes’s 401(K) contributions and employer-sponsored life business travel and disability benefits shall cease on April 30, 2010. He will continue to be subject to a duty to maintain confidentiality and to refrain from adverse use of the Company’s trade secrets and other confidential information, and he will continue to have obligations under the non-competition agreement contained in his employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: October 23, 2009	By:	/S/ WILLIAM F. WEISSMAN
	Name:	William F. Weissman
	Title:	Chief Financial Officer